Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,297,828,851.00	0.0001381	$ 317,330.16
Fees Previously Paid
	Total Transaction Valuation:	$ 2,297,828,851.00
	Total Fees Due for Filing:			$ 317,330.16
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 317,330.16
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of February 17, 2026, by and among IHS Holding Limited, MTN Group Limited, Mobile Telephone Networks (Netherlands) B.V. and Sub-Merger Co. Aggregate number of securities to which transaction applies: As of April 8, 2026, the maximum number of Ordinary Shares to which this transaction applies is estimated to be 270,332,806, which consists of: (a) 253,164,015 Ordinary Shares (other than the Excluded Shares, the Holdings Shares and any Dissenting Shares); (b) 2,263,630 Ordinary Shares underlying outstanding Company RSUs; and (c) 14,905,161 Ordinary Shares underlying outstanding Company PSUs based on maximum-level performance. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of April 8, 2026, the underlying value of the transaction was calculated based on the sum of: (a) the product of 253,164,015 Ordinary Shares (other than the Excluded Shares, the Holdings Shares and any Dissenting Shares) and the per share merger consideration of $8.50; (b) the product of 2,263,630 Ordinary Shares underlying outstanding Company RSUs and the per share merger consideration of $8.50; and (c) the product of 14,905,161 Ordinary Shares underlying outstanding Company PSUs based on maximum-level performance and the per share merger consideration of $8.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources